Exhibit 5.2

December 22, 2021

Memic Innovative Surgery Ltd.

6 Yoni Netanyahu Street

Or Yehuda 6037604, Israel

Re:	Registration Statement of Memic Innovative Surgery Ltd. on Form F-4 (Registration No. 333-259925)

Ladies and Gentlemen:

We have acted as United States counsel to Memic Innovative Surgery Ltd., a company organized under the laws of the State of Israel (“Memic”), in connection with the registration by Memic with the United States Securities and Exchange Commission (the “Commission”) of, among other things, 13,266,666 warrants entitling the holder to purchase one ordinary share (each, an “Ordinary Share”) of Memic at a price of USD $11.50 per Ordinary Share (the “New Memic Warrants”) per New Memic Warrant, pursuant to a Registration Statement on Form F-4, Registration No. 333-259925, initially filed by Memic with the Commission on September 30, 2021 (as amended, the “Registration Statement”).

The New Memic Warrants will be governed by the Warrant Agreement, dated December 17, 2020, by and between MedTech Acquisition Corporation (“MTAC”) and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”), pursuant to which the original warrants of MTAC (the “Original Warrants”) were issued (the “Original Warrant Agreement”), as modified by an Assignment, Assumption and Amendment Agreement (the “Assignment, Assumption and Amendment Agreement”) to be entered into by and among MTAC, Memic and the Warrant Agent. Upon consummation of the business combination contemplated by that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of August 12, 2021, by and among MTAC, Memic and Maestro Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Memic, and the execution and delivery of the Assignment, Assumption and Amendment Agreement, each outstanding Original Warrant will become one New Memic Warrant (the “Assignment and Assumption”).

We have examined the Original Warrant Agreement, the form of Assignment, Assumption and Amendment Agreement, and such other documents, and considered such legal matters, as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of Memic. We have assumed that each of MTAC and the Warrant Agent is validly existing, has duly authorized, executed and delivered the Original Warrant Agreement, will duly authorize, execute and deliver the Assignment, Assumption and Amendment Agreement and had and/or has all requisite legal ability to do so. We have also assumed that pursuant to Israeli law, Memic is validly existing, has the power to execute the Assignment, Assumption and Amendment Agreement, and will duly authorize, execute and deliver the Assignment, Assumption and Amendment Agreement and has all requisite legal ability to do so.

Based upon the foregoing and the other matters set forth herein, we are of the opinion that, upon the Assignment and Assumption and performance by all parties of their obligations under the Assignment, Assumption and Amendment Agreement and the Original Warrant Agreement, the New Memic Warrants will be legally binding obligations of Memic, except (a) as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law), (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws, and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. With respect to the validity of the Ordinary Shares underlying the New Memic Warrants, you have received, and we understand that you are relying upon, the opinion of Tadmor Levy & Co., Israeli counsel to the Company.

The opinion expressed above is limited to the laws of the State of New York and we have not considered and express no opinion on the effect of any laws or the laws of any other state or jurisdiction, including state and federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or any other regulatory body.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the proxy statement/prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Greenberg Traurig, P.A.